Exhibit (k)(6)
THIRD AMENDED AND RESTATED FEE WAIVER AND REIMBURSEMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, dated as of September 28, 2026 between Prospect Enhanced Yield Fund (the “Fund”), and Prospect Enhanced Yield Management, LLC (the “Adviser”).

WHEREAS, the Fund’s board of trustees has appointed the Adviser to serve as the investment adviser of the Fund pursuant to that certain Investment Advisory Agreement between the Fund and the Adviser, dated July 31, 2025 (the “Investment Advisory Agreement”); and

WHEREAS, pursuant to the terms of the Investment Advisory Agreement, the Fund is obligated to pay the Adviser a base management fee equal to an annual rate of 1.375% of the Fund’s average daily net assets (the “Management Fee”) and an income incentive fee (the “Incentive Fee”); and

WHEREAS, the Adviser and the Fund have entered into an Expense Limitation and Reimbursement Agreement dated July 31, 2025, as amended and restated on July 24, 2026 and September 28, 2026 (the “Expense Limitation Agreement”); and

WHEREAS, the Adviser and the Fund previously entered into a Fee Waiver and Reimbursement Agreement dated July 31, 2025, as amended and restated on December 1, 2025 and July 24, 2026 (the “Original Agreement”); and

WHEREAS, this agreement amends, restates and supersedes in its entirety the Original Agreement.

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1.The Adviser hereby agrees to (i) waive the entirety of the Management Fee, (ii) waive the entirety of the Incentive Fee and (iii) reimburse the Fund’s Operating Expenses (as defined in the Expense Limitation Agreement) up to the Annual Limit (as defined in the Expense Limitation Agreement) until September 30, 2027 (items (i) through (iii) together, the “Fee Waiver and Expense Reimbursement”).

2.The Fee Waiver and Expense Reimbursement described in Section 1 above is irrevocable and not subject to any recoupment by the Adviser.

3.The Adviser acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

4.This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Fund and the Adviser.

5.This Agreement shall terminate upon termination of the Investment Advisory Agreement or it may be terminated by the Board of Trustees of the Fund, without payment of any penalty, upon sixty days’ prior written notice to the Adviser.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

PROSPECT ENHANCED YIELD FUND

By: /s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Executive Officer & President

PROSPECT ENHANCED YIELD
MANAGEMENT LLC

By: /s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Executive Officer & President

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